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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 8, 2005

Jacksonville, Illinois

Contact:          Richard A. Foss           Diana S. Tone
                  President and CEO         Chief Financial Officer
                  (217) 245-4111            (217) 245-4111

             JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Small Cap-JXSB) reported unaudited net income for the three months ended March 31, 2005, of $187,000, or $0.09 per common share, basic and diluted, compared to net income of $185,000, or $0.10 per common share, basic, and $0.09 per common share, diluted, for the three months ended March 31, 2004. Net income for the three months ended March 31, 2005 increased $2,000 from the three months ended March 31, 2004. The increase in net income is primarily due to decreases in the provision for loan losses of $45,000 and other expenses of $45,000, partially offset by decreases in net interest income of $80,000 and other income of $9,000.

The $80,000 decrease in net interest income during the first quarter of 2005 is the net result of a $142,000 decrease in interest income offset by a $62,000 decrease in interest expense. Interest income on loans decreased $78,000 due to a 36 basis point decrease in the average yield of the loan portfolio, partially offset by an increase of $2.4 million in the average balance, during the first quarter of 2005 compared to the same period of 2004. Interest income on investment and mortgage-backed securities decreased $74,000, primarily due to a $12.7 million decrease in the average balance of these investments. Funds from investment calls have been used to fund recent loan growth, as well as reduced deposit volumes. Management's decision to maintain deposit rates in an effort to manage interest costs has contributed to the $13.1 million decrease in the average balance of deposits during the second quarter of 2005, compared to the second quarter of 2004. The lower average balance resulted in a $66,000 decrease in interest expense on deposits.

The decrease in other income is attributable to a decrease of $31,000 in brokerage commissions, partially offset by increases in service charges on deposits of $12,000 and trust fees of $8,000. The increase in service charges on deposits relates to the implementation of a new fee schedule during the second quarter of 2004. Other expenses decreased primarily due to decreases of $27,000 in salaries and benefits, due to reduced vacation accruals, and $10,000 in real estate owned expense.

Total assets at March 31, 2005, decreased to $253.2 million from $253.3 million at December 31, 2004. Total deposits at March 31, 2005 were $223.9 million, compared to $225.7 million at December 31, 2004. Total stockholders' equity at March 31, 2005 and December 31, 2004, was $19.6 million and $20.7 million, respectively. The decrease in stockholders' equity is primarily due to the $1.2 million increase in the unrealized losses on available-for-sale securities, which fluctuates daily based upon market rates. At March 31, 2005, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with

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Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.3%, 12.1%, and 13.4%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended March 31, 2005, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.